PARIBAS

21st  Century  Telesis,  Inc.
650  Town  Center  Drive,  Suite  1999
Costa  Mesa,  CA  92626

Attention:     Philip  J.  Chasmar
Executive  Vice  President


                                                      December  16,  1998

Re:     Commitment  Letter / 21st Century Telesis, Inc. Senior Secured Financing

Gentleman:

     You have advised Paribas ("Paribas") that 21st Century Telesis, Inc. (the "Company") proposes to construct and operate a Personal Access Communications System as developed by Hughes Electronics Company ("Hughes") in certain markets in the State of Indiana (the "System Buildout").

     Paribas understands that all funding required to effect the System Buildout, to pay reasonable fees and expenses incurred in connection therewith and to provide working capital financing for the Company and its subsidiaries will be provided solely through the receipt of gross proceeds of at least $50 million from the issuance of common stock of the Company to persons, and on terms and conditions, acceptable to Paribas and the incurrence of the Senior Secured Financing as described below.

     Paribas further understands that the Senior Secured Financing will be in the form of (i) a multiple draw term loan facility fully guaranteed by Hughes in the aggregate amount of $45 million and (ii) an additional multiple draw term loan facility in the aggregate amount of $55 million (the term loan facilities are hereinafter referred to as the "Senior Secured Financing"). A summary of the proposed principal terms and conditions of the Senior Secured Financing is attached as Exhibit A to this letter (the "Summary of Terms").

     Paribas is pleased to confirm that, subject to and upon the terms and conditions set forth herein and in the Summary of Terms, it will provide the Senior Secured Financing. In connection with the Senior Secured Financing, Paribas will act as agent for a syndicate of financial institutions (the "Lenders") party to the Senior Secured Financing.

     Paribas reserves the right, prior to or after execution of the definitive credit documentation, to syndicate all or part of its commitments to one or more Lenders that will become parties to such definitive credit documentation for the Senior Secured Financing pursuant to a syndication to be managed by Paribas. You hereby agree actively to assist Paribas in achieving a satisfactory syndication. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between the senior management and advisors of the Company and the proposed syndicate members. To assist Paribas in its syndication efforts, you hereby agree both before and after the initial finding under the Senior Secured Financing (a) to provide and cause your advisors to provide Paribas and the other proposed syndicate members upon request with all reasonable information deemed necessary by us to complete syndication, including but not limited to information and evaluations prepared by the Company or on its or their behalf relating to the transactions contemplated hereby and (b) to assist Paribas in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Secured Financing, including making available officers of the Company and Hughes from time to time and to attend and make presentations regarding the business and prospects of the Company and their respective subsidiaries at a meeting or meetings of Lenders or prospective Lenders. It is understood and agreed that, if Paribas deems such actions advisable in order to ensure successful syndication of the Senior Secured Financing, Paribas shall be entitled to change the structure, terms and conditions of the Senior Secured Financing, including, without limitation, by increasing the pricing from that set forth in the Summary of Terms and the Fee Letter and!or allocating (and following the initial allocation, re-allocating) the aggregate amount of its commitment with respect to the Facilities in a manner different from that set forth herein and in the Summary of Terms or eliminating any of the facilities comprising, or adding additional facilities to, the Senior Secured Financing, provided that the aggregate commitments under the Senior Secured Financing remains the same.

     As you are aware, while Paribas has completed a substantial portion of its business, financial and accounting due diligence analysis and review, it has not completed all of such diligence. In addition, Paribas has not yet conducted its legal due diligence. Paribas' willingness to provide the financing described in this letter is therefore subject to its not learning during the completion of such analysis and review anything that Paribas did not previously know and which is materially negative with respect to the business, property, operations, nature of assets, assets, liabilities, condition (financial or otherwise) or prospects of the Company, Hughes or the System Buildout.

     You hereby represent and covenant that (i) all information, which has been or is hereafter made available to Paribas or the other Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the "Information") is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to Paribas or the other Lenders by you in connection with the transactions contemplated hereby (the "Projections") have been or will be prepared in good faith based upon reasonable assumptions. You acknowledge that in arranging and syndicating the Senior Secured Financing, Paribas will be using and relying on the Information and Projections without independent verification thereof. In issuing this commitment, Paribas is relying on the accuracy of the information furnished by you or on your behalf.

          You agree to pay all out-of-pocket costs and expenses (including the reasonable fees and expenses of White & Case and local counsel) of Paribas and any of its agents or affiliates (collectively the "Paribas Group") arising in connection with the preparation, execution and delivery of this letter (and Paribas' due diligence in connection herewith) and in connection with the transactions described herein (including the syndication of the Senior Secured Financing), whether or not the Senior Secured Financing is made available or definitive credit documents are executed. Whether or not the transactions contemplated in this letter are consummated, you further agree to indemnify and hold harmless each member of the Paribas Group and each of the other Lenders, and each director, officer, employee and affiliate thereof (each an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve the Paribas Group, any Lender or any such other indemnified person (whether asserted by you or any other person) as a result of or arising out of or in any way related to or resulting from this letter, the transactions described in this letter or any eventual extension of the Senior Secured
Financing or in any way arising from any use or intended use of this letter or the proceeds of any of the Senior Secured Financing and, upon demand, to pay and reimburse the Paribas Group, any Lender and each other indemnified person for any legal or other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not the Paribas Group, any Lender or any such other indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability which resulted from the gross negligence or willful misconduct of such indemnified person as finally and judicially decided. You further agree that neither Paribas, nor any other Lender nor any other indemnified person shall be responsible or liable for any consequential damages that may be alleged as a result of this letter. The provisions of this paragraph shall survive any termination of this letter.

     As you know, Paribas or its affiliates may from time to time effect transactions, for its own account or for the accounts of customers, and may hold positions in loans, options on loans, securities and options on securities of, companies that may be the subject of the transactions contemplated by this letter or otherwise relate to the Company.

     Paribas' willingness to provide the Senior Secured Financing as set forth above will terminate on April 15, 1999, if a definitive credit agreement evidencing the Senior Secured Financing, satisfactory in form and substance to Paribas, shall not have been entered into prior to such date.

     This letter is delivered to you with the understanding that without our prior written consent neither it nor its substance or existence shall be disclosed, except to your directors, employees, counsel, accountants and advisors. This letter is issued for your benefit only and may not be relied upon by any other person or entity. If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned.

If you are in agreement with the foregoing, please sign and return to Paribas (including by way of facsimile transmission) the two enclosed copies of this letter, together with two signed copies of the related Fee Letter and the $250,000 fee referred to therein, no later than 5:30 p.m., New York time, on December 22, 1998. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This letter and the accompanying Summary of Terms and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

     Paribas is delighted to have the opportunity to work with you on the transaction and we look forward to the successful consummation of the Senior Secured Financing.

Sincerely,

PARIBAS



Name:     Salo  Aizenberg
Title:     Vice  President

     By__________________
Name:     Errol  Antzis
Title:     Managing  Director



Accepted  and  Agreed  to  this
                     day  of  December,  1998:

21ST  CENTURY  TELESIS,  INC.


By:  Philip  J.Chasmar
Name:
Title:  Executive  Vice  President


EXHIBIT  A

21st  CENTURY  TELESIS,  INC.
SENIOR  SECURED  FACILITIES
DECEMBER  9,  1998
SUMMARY  OF  PROPOSED  PRINCIPAL  TERMS  &  CONDITIONS

Borrower:     21st  Century  Telesis, Inc. (the 'Borrower' - An entity that will
--------
construct, own and operate Personal Access Communications Systems ("PACS") as developed by Hughes Electronics Co. ("Hughes") for the Indiana Markets (see definitions), and own the FCC Licenses (see definitions) through wholly-owned subsidiaries).

Agent:     Paribas
-----

Lenders:     Paribas and a syndicate of financial institutions acceptable to the
-------
Agent  and  the  Borrower.

Credit  Facilities:     $100,000,000  total  Credit  Facilities divided into two
------------------
tranches  as  follows:
---

A.     Hughes  Tranche  -  A  $45,000,000  Multi-Draw  Term  Loan  with drawings
       ---------------
permitted until 12/31/2002 (the "Final Draw Date"). All unused commitments under the Hughes Tranche on the Final Draw Date will be canceled. All drawings under the Hughes Tranche will be fully guaranteed by Hughes (the "Hughes Guarantee", as described below).

B.     Non-Hughes  Tranche  -  A  $55,000,000 Multi-Draw Term Loan with drawings
       -------------------
permitted until the Final Draw Date. All unused commitments under the Non-Hughes Tranche on the Final Draw Date will be canceled. Borrowings under the Non-Hughes Tranche will be available upon achievement of the Initial Milestones (as described below) and will be limited by the Borrowing Base (as described below).

Agent  Commitment:     $100,000,000  underwriting  commitment  to  the  Credit
-----------------
Facilities
-------

Uncommitted
-----------
Facility:     The  Borrower  will  have  the  right  to request that one or more
--------
Lenders  commit  to  make  additional  loans  under an uncommitted facility (the
-----
"Uncommitted  Facility");  provided  that  the  total  commitments  under  the
-----
Uncommitted  Facility  shall  not  exceed $50,000,000, any commitments under the
-----
Uncommitted  Facility  shall  be  allocated  with  1/3  under the same terms and
---
conditions  as the Hughes Tranche and 2/3 under the same terms and conditions as
---
the Non-Hughes Tranche, and the Uncommitted Facility will be available for the same purposes as the Hughes Tranche and Non-Hughes Tranche. Fees payable to Lenders for an Uncommitted Facility commitment will be negotiated between the Company and each such Lender at the time such commitment becomes effective, but all other terms of the Uncommitted Facility (including Interest, Commitment Fees and Maturity) will be the same as those applicable to the Credit Facilities. Such additional commitments must be requested from the Lenders under the Credit Facilities; provided, however that the Lenders shall have no obligation to
             ------------------
provide  any  such  additional  commitments.

Purpose:     The  Borrower  may  use the proceeds under the Credit Facilities as follows:

(i)     Hughes Tranche - The Hughes Tranche may be used to fund the purchase and
        --------------
installation of Hughes equipment, services and software under the Hughes Master Contract for the Indiana Markets, only to the extent that such borrowings are guaranteed by Hughes under the Hughes Guarantee.

(ii)     Non-Hughes Tranche - From the Closing Date through the Final Draw Date,
         ------------------
the Non-Hughes Tranche may be used to fund capital expenditures for the construction of a Personal Access Communications Systems ("PACS") as developed by Hughes for the Indiana Markets, to fund debt service related to the FCC Licenses, and to provide for working capital related to the start-up and operations of the Indiana Markets.
Maturity:     Hughes  Tranche:  December  31,  2006
--------      ---------------
     Non-Hughes  Tranche:  December  31,  2005
     -------------------

Repayment:     Outstandings  under  the  Hughes  Tranche will be subject to four
---------
quarterly  amortization  payments (as a percentage of amounts outstanding on the
---
Final Draw Date) beginning on 3/31/2006 and ending on 12/31/2006 in accordance with the following schedule:

     YEAR                       QUARTERLY  PAYMENT
     2006  (4  Quarters)             25  %

     Outstandings under the Non-Hughes Tranche will be subject to 12 quarterly amortization payments (as a percentage of amounts outstanding on the Final Draw
Date) beginning on 3/31/2003 and ending on 12/31/2005 in accordance with the following schedule:

          YEAR                     QUARTERLY  PAYMENT

     2003  (4  Quarters)     3.5%  (14%  total)
     2004  (4  Quarters)     7.0%  (7.0%)
     2005  (4  Quarters)     14.5%  (58%  total)

Interest:     The  Borrower may elect to borrow under the Facility at either (i)
--------
the Alternative Base Rate ("ABR") (which equals the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) or (ii) the LIBOR rate ("LIBOR"), in each case, plus the Applicable Margin.

     Interest on ABR borrowings will be payable quarterly in arrears on the basis of actual number of days elapsed over a 365(6)-day year. Interest on LJI3OR borrowings will be calculated on the basis of actual days elapsed over a 360-day year, payable in arrears at the earlier of the end of each applicable interest period or, in the case of a period longer than three months, every three months. The Borrower may elect interest periods of 1, 2, 3, or 6 months for LIBOR borrowings. The LIBOR rate shall be adjusted for the maximum reserves.

Applicable  Margin  -  Hughes  Tranche:     The Applicable Margin for the Hughes
--------------------------------------
Tranche  will  be  1.00%  for  LIBOR  borrowings  and  0.00% for ABR borrowings.
---
Notwithstanding  the above, for every decrease in the corporate credit rating of
---
Hughes by either Standard & Poors or Moody's, the Applicable Margin for the Hughes Tranche will increase by 0.25% (i.e. a downgrade of two levels would lead to a 0.50% margin increase) and when borrowings under the Hughes Tranche are no longer guaranteed under the Hughes Guarantee or the corporate credit rating of Hughes is below investment grade according to Standard & Poors or Moody s, the Applicable Margin for the Hughes Tranche will be equal to the Applicable Margin of the Non-Hughes Tranche.

Applicable Margin - Non-Hughes Tranche: The Applicable Margin for the Non-Hughes
--------------------------------------
Tranche will be 3.75% for LIBOR borrowings and 2.75% for ABR borrowings from the Closing Date until the Borrower achieves positive EBITDA for two consecutive fiscal quarters. Thereafter the Applicable Margin for the Non-Hughes Tranche will be based on the Borrower's Total Leverage Ratio set forth in the table below:

     LEVERAGE  RATIO                 PRIME     LIBOR+
     >     10.00x                   2.500%     3.500%
     >     9.00x  and<10.00x        2.250%     3.250%
     >     8.00x  and<9.00x         2.000%     3.000%
     >     7.00x  and<8.00x         1.875%     2.875%
     >     6.00x  and<7.00x         1.750%     2.750%
     >     5.00x  and<6.00x         1.625%     2.625%
     >     4.00x  and<5.00x         1.500%     2.500%
     >     3.00x  and<4.00x         1.375%     2.375%
     <     3.00x                    1.250%     2.250%

During the continuance of any default or Event of Default under the loan documentation, the Applicable Margin for both the Hughes Tranche and Non-Hughes Tranche shall increase by 2% per annum.

Commitment  Fee:     A  commitment  fee  on  the  undrawn  portion  (i.e.  total
---------------
commitment  less  outstandings)  of  the  Hughes  Tranche  commitment  and  the
--------
Non-Hughes  Tranche  commitment  will  commence  at the Closing Date and will be
--------
payable  quarterly  in  arrears  and  upon  the  termination of such commitment.
----

Commitment Fee Rate - Hughes Tranche:     The Commitment Fee Rate for the Hughes
------------------------------------
Tranche will be 0.50%. Notwithstanding the above, for every decrease in the corporate credit rating of Hughes by either Standard & Poors or Moody's, the The Commitment Fee Rate for the Hughes Tranche will increase by 0.125% (i.e. a downgrade of two levels would lead to a 0.25% commitment fee rate increase) and when borrowings under the Hughes Tranche are no longer guaranteed under the Hughes Guarantee or the corporate credit rating of Hughes is below investment grade according to Standard & Poors or Moody's, the Commitment Fee Rate for the Hughes Tranche will be equal to the Commitment Fee Rate of the Non-Hughes Tranche.

Commitment  Fee  Rate  -  Non-Hughes  Tranche:  The  Commitment Fee Rate for the
---------------------------------------------
Non-Hughes  Tranche  will be based on the available but unused commitments (i.e.
------
total commitment less outstandings) as a percentage of the total Non-Hughes Tranche commitment, as set forth in the table below:

PERCENTAGE  UNUSED                      COMMITMENT  FEE
     >     75%                          1.875%
     >     50%     and  <  75%          1.500%
     >     25%     and  <  50%          1.000%
     <     25%                          0.500%

Security:     The  Credit  Facilities  will  be  secured  by (i) all present and
--------
future  assets  of  the Borrower and each existing and future subsidiary; (ii) a
-----
first  priority  pledge  of  the  capital  stock  of the Borrower and all of its
--
existing  and  future  subsidiaries (including stock of the subsidiaries holding
--
the  FCC  Licenses  and  any other material licenses, approvals or permits); and
--
(iii) all present and future rights under any interconnection or other operating
--
agreements  to  which  the  Borrower  and  its  subsidiaries  are  a  party.

Guaranties:     All  subsidiaries  of  the  Borrower (together the "Guarantors")
----------
shall  be  required  to provide an unconditional and irrevocable guaranty of all
---
amounts  owing  under  the  Credit  Facilities.
--

Hughes  Guarantee:     All  outstandings  under  the  Hughes  Tranche  shall  be
-----------------
unconditionally  guaranteed  by  Hughes in a manner satisfactory to the Agent by
-------
Hughes  or  a  Hughes  entity  satisfactory  to  the Agent (i.e. All payments of
--
principal,  interest  and  commitment  fees  under  the  Hughes  Tranche will be
--
unconditionally guaranteed by Hughes if for any reason the Borrower is unable to
--
make such payments for the life of the Hughes Tranche or until the the guarantee falls away as described below. In addition, no amortization or prepayment of outstandings under the Hughes Tranche will be permitted until all outstandings under the Non-Hughes Tranche have been repaid). The Hughes Guarantee will apply to 46% of all Hughes related capital expenditures both for downpayments and performance, completion and any other payments to Hughes. Outstandings under the Hughes Tranche will cease to be guaranteed by Hughes under the Hughes Guarantee only to the extent that the Borrower's Total Leverage Ratio shall be below 4.00x for three consecutive quarters and provided that no default or Event of Default has occurred or will occur following the release of the Hughes Guarantee. Notwithstanding the above, the Hughes Guarantee shall remain in full force at all times for the five year period following the Closing Date of the Credit Facilities.

Permitted  Buildouts:     The Borrower will be required to complete the buildout
--------------------
of the South Bend, Elkhart and Michigan City markets in the State of Indiana (the "First Three Markets") prior to commencing the buildout of any other market. Thereafter, the Borrower will be permitted to build out all remaining Indiana Markets except for Indianapolis. The Borrower will not be permitted to begin construction of the Indianapolis, Indiana market without Majority Lender consent. Notwithstanding the above, if the Borrower can demonstrate that current availability under the Borrowing Base is sufficient to fund all capital expenditures (less amounts that will be funded under the Hughes Tranche) to complete the buildout (i.e. achieves System Turn-On) of the Indianapolis, Indiana market, lender approval shall not be required in order to begin construction of the Indianapolis, Indiana market. At no time will the Borrower be permitted to build-out or invest any funds (equity or debt) in the Non-Indiana Markets.

FCC  License
------------
License Payments:     The Borrower will not be permitted to pay interest expense
----------------
or make debt reduction payments for FCC debt obligations related to FCC Licenses for the Non-Indiana Markets if an Event of Default has occurred or will occur following such payment.

Mandatory
---------
Prepayments:     The Borrower will prepay the Credit Facilities with: (i) 75% of
-----------
the Borrower's Excess Cash Flow (see definitions) commencing on April 30, 2003 in respect to the previous fiscal year; (ii) 100% of the net proceeds of any approved asset sale and net insurance proceeds; (iii) 100% of net cash proceeds of issuances of equity (public or private) that are completed following any drawings under the Non-Hughes Tranche. The proceeds from Mandatory Prepayments will be applied first to the Non-Hughes Tranche until there are no outstandings under the Non-Hughes Tranche. Subsequent Mandatory Prepayments will be applied to the Hughes Tranche.

Voluntary
---------
Prepayments:     Borrowings  may  be prepaid without penalty, upon at least five
-----------
business days notice in an amount of $5,000,000 or a multiple of $1,000,000 thereafter, subject to reimbursement for any breakage costs and funding losses. Prepayments will be applied first to the Non-Hughes Tranche until there are no outstandings under the Non-Hughes Tranche. Subsequent Voluntary Prepayments will be applied to the Hughes Tranche. In addition, prior to the Final Draw Date, the Borrower will have the right, upon at least five days business notice to terminate or cancel, in whole or in part, any unused portion of the Credit Facilities, provided that each partial reduction shall be in an amount of $5,000,000 or a multiple of $1,000,000 thereafter.

Representations
---------------
and  Warranties:     The  loan  documentation  will  contain representations and
---------------
warranties  customarily  found in the Agents' loan agreements for similar senior
----
financings and others deemed by the Agents to be appropriate for the specific transaction. Representations and warranties shall include, but not be limited to, accuracy of financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of credit documentation; no conflict with law or contractual obligations; no material litigation; no default or Event of Default; ownership of property; no liens or burdensome restrictions; taxes, Federal Reserve regulations; ERISA; subsidiaries; environmental matters; solvency, accuracy of disclosure; and creation and perfection of security interests.

Condition  Precedent
--------------------
to  Initial Borrowings:     Hughes Tranche - Borrowings under the Hughes Tranche
-----------------------     --------------
will be available at the Closing Date subject to no default or Event of Default. Borrowings under the Hughes Tranche will only be permitted subject to such borrowings being fully guaranteed by Hughes under the Hughes Guarantee and will only be permitted to fund budgeted Hughes capital expenditures related to the Indiana Systems.


Non-Hughes  Tranche  - Borrowings under the Non-Hughes Tranche will be available
-------------------
once  all  the  Initial  Milestones (as described below) have been achieved. All
-     ---
borrowings under the Non-Hughes Tranche will be limited by the Borrowing Base (as described below).

Initial  Milestones  -  The  Initial  Milestones will be considered to have been
-------------------
achieved  (the  date on which the Initial Milestones have been achieved shall be
----
known  as  the "Initial Milestone Date" or "IMD") once all of the following have
-                                                      ---
occurred: (i) Within 14 months from the Closing Date, the buildout for the South Bend market shall have been completed to all Hughes specifications, including System Turn-On (see definitions) with at least 70% coverage of Total POPs (see definitions) of at least 350,000; (ii) Within 16 months from the Closing Date, the buildout for both the Elkhart market and Michigan City market shall have been completed to all Hughes specifications, including System Turn-On with at least 70% coverage of Total POPs of at least 350,000; (iii) Within 270 days of System Turn-On for the South Bend market, for the South Bend market only, the ratio of Qualified Paying Subscribers (see definitions) to Total POPs ("Penetration") shall be at least 1.00%. If any of the Initial Milestones shall have not been achieved within the specified time frames, all commitments under the Non-Hughes Tranche shall be canceled. Satisfaction of the initial milestones shall be demonstrated by an audit from a Big-5 accounting firm.

Borrowing Base:     Upon achievement of Initial Milestone (i), the Borrower will
--------------
be permitted to borrow a maximum of $3,000,000 for working capital and general corporate purposes related only to the start-up and operation of the First Three Markets.

Following the Initial Milestone Date, total outstanding loans under the Non-Hughes Tranche shall not exceed the lesser of: (i) Commitments under the Non-Hughes Tranche and (ii) the product of (x) the sum of Qualified Paying Subscribers and (y) The Borrowing Base Rate. Qualified Paying Subscribers for any Indiana Market which has not achieved Penetration of at least 1.00% within 12 months after System Turn-On, Penetration of at least 2.00% within 24 months of System Turn-On, and PenetratiOn of at least 3.00% within 36 months of System Turn-On (and maintain a level of at least 3.00% at all times thereafter), shall not be included as part of Qualified Paying Subscribers for the purposes of calculating the Borrowing Base, with such reduction in the Borrowing Base to occur at the end of the respective 12, 24, and 36 month period (and thereafter if Penetration falls below 3.00%). The Borrowing Base Rate is as set forth in the table below:

NUMBER  OF  MONTHS
FOLLOWING  THE  IMD     BORROWING  BASE  RATE
1  to  12                     $1,500
13  to  16                    $1,425
l7  to  2O                    $1,350
21  to  23                    $1,200
24  to  26                    $1,100
27  to  Final  Draw  Date     $1,000

Financial
---------
Covenants:     A.     First  Three  Markets  Minimum  Penetration
---------             -------------------------------------------

Measured on the last day of each period as shown below beginning three months following the Initial Milestone Date, for the First Three Markets only, Penetration (calculated on a combined basis for the First Three Markets) shall not be less than the following levels:

     PERIOD               MINIMUM  LEVEL
3  Months  after  IMD     1.20%
6  Months  after  IMD     1.45%
9  Months  after  IMD     1.70%
12  Months  after  IMD     2.00%
15  Months  after  IMD     2.30%
18  Months  after  IMD     2.60%
21  Months  after  IMD     3.00%
24  Months  after  IMD     3.30%
27  Months  after  IMD     3.60%
30  Months  after  IMD     3.90%
33  Months  after  IMD     4.25%
12/31/03                   5.25%
12/31/04                   6.25%
     B.     First  Three  Markets  Minimum  EBITDA  Contribution:
            ----------------------------------------------------

Measured on the last day of each period as shown below beginning on the Initial Milestone Date, for the First Three Markets only, the ratio of Market Subscriber EBITDA (see definitions) for the previous three month period to Total Subscribers at the end of such period shall not be less than the following levels:

     PERIOD                           MINIMUM  LEVEL
Initial  Milestone  Date  ("IMD")       Not  Tested
9  Months  after  IMD                   $15.00
12  Months  after  IMD                  $17.50
15  Months  after  IMD                  $20.00
18  Months  after  IMD                  $21.50
21  Months  after  IMD                  $23.00
24  Months  after  IMD                  $24.00
Every  3  Months  Thereafter            $25.00

     C.     Maximum  Subscriber  Acquisition  Costs
            ---------------------------------------

Measured on the last day of each period as shown below beginning on the Initial Milestone Date, for First Three Markets only, the ratio of Subscriber Acquisition Costs (see definitions) for the previous three month period to the difference between (i) Total Subscribers (see definitions) at the end of the three month period, and (ii) Total Subscribers at the beginning of the three month period shall not exceed the following levels:


     PERIOD                             MAXIMUM  LEVEL
Initial  Milestone  Date  (  IMD  )       Not  Tested
12  Months  after  IMD                     $325
Eve  3  Months  Thereafter                 $275

D.     Interest  Coverage  Ratios:
       --------------------------
Indiana  Interest  Coverage  -  Measured  on the last day of each fiscal quarter
---------------------------
beginning  on 12/31/2001, the ratio of Qualified Market EBITDA (see definitions)
----
during such fiscal quarter to Indiana Interest Expense (see definitions) during such fiscal quarter shall not be less than the following levels:

     PERIOD                 MINIMUM
12/31/01  -  3/31/02        1.00x
4/1/02  -  6/30/02          1.25x
7/1/02  -  12/30/02         1.50x

Total Interest Coverage - Measured on the last day of each fiscal quarter beginning on 12/31/2002, the ratio of EBITDA (see definitions) during such fiscal quarter to Total Interest Expense (see definitions) during such fiscal quarter shall not be less than the following levels:

     PERIOD               MINIMUM
     12/31/02               l.10x
     1/1/03  -  3/31/03     1.25x
     4/1/03  -  6/30/03     1.50x
     7/1/03  -  9/30/03     1.75x
     10/1/03  -  12/31/03   2.00x
     Thereafter             2.50x

E.     Leverage  Ratios:
       ----------------
Indiana  Debt  to  Qualified  Market  EBITDA
--------------------------------------------
Measured on the last day of each fiscal quarter beginning on 9/30/2001, the ratio of Indiana Debt (see definitions) to Qualified Market EBITDA for such fiscal quarter multiplied by four shall not exceed the following levels:

     PERIOD                MINIMUM
     9/30/01               10.00x
     10/1/01  -  12/31/01  8.50x
     1/1/02  -  3/31/02    7.50x
     4/1/02  -  6/30/02    6.50x
     7/1/02  -  12/31/02   5.50x

Total  Leverage  Ratio
----------------------
Measured on the last day of each fiscal quarter beginning on 12/31/02, the ratio of Total Debt (see definitions) to EBITDA for such fiscal quarter multiplied by four shall not exceed the following levels:

PERIOD                  MINIMUM
12/31/02                l0.00x
1/1/03  -  3/31/03      8.50x
4/1/03  -  06/30/03     7.50x
7/1/03  -  9/30/03      6.50x
10/1/03  -  12/31/03    5.00x
1/1/04  -  6/30/04      4.00x
7/1/04  -  thereafter    3.00x




F.     Fixed  Charges  Coverage  Ratio:
       -------------------------------
Measured on the last day of each fiscal quarter commencing 3/31/04 and ending on 12/31/05, the ratio of EBITDA for such fiscal quarter multiplied by four to Fixed Charges (see definitions) for the 12 month period ending during such fiscal quarter shall not be less than 1 .05x.

G.     Maximum  Capital  Expenditures
       ------------------------------
To be determined on a market-by-market basis for both Hughes related and other capital expenditures based on forecasted capital expenditure budgets. Maintenance capital expenditure maximums to be determined.

Affirmative
-----------
Covenants:     Customary  for  transactions  of  this nature to include, without
---------
limitation,  continuation  of business and maintenance of existence and material
---
rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance prudent for the operations of the Borrower; maintenance of books and records; right of the Lenders to inspect property and books and records; notice of defaults or Events of Default; notice of adverse change in the business; litigation and other material events; and compliance with environmental and FCC laws.

Negative
--------
Covenants:     Customary for transactions of this nature to include prohibitions
---------
on:  additional  indebtedness;  liens;  guarantee  obligations;  mergers;
consolidations; formation of subsidiaries; liquidations and dissolutions; purchases and sales of assets; leases; no payment of dividends or any other payments in respect of capital stock; no redemption of capital stock; investments; loans and advances; transactions with affiliates; sales and leasebacks; negative pledge clauses; and changes in lines of business, and a limitation on the minimum price for PACS handsets sold to potential customers.

Financial
---------
Information:     The  Borrower  will  furnish, or will cause to be furnished, to
-----------
the  Lenders  certain  agreed-upon  information,  including, without limitation:
--

A. monthly unaudited consolidated statements (including subscriber and operating information on a market-by-market basis) and certificates of compliance with financial covenants and the Borrowing Base (with appropriate conclusions and computations) of the Borrower within 30 days of each month end, including a comparison with the prior year (if available) and budget;

B.     quarterly financial statements, certificates of compliance with financial
9
covenants (with appropriate conclusions and computations), and certificates of no default within 45 days of each quarter end;

C. annual audited statements and certificates of compliance for the Borrower within 90 days of the end of each fiscal year, prepared in accordance with Generally Accepted Accounting Principles and accompanied by a statement by an independent certified public accountant acceptable to the Agent (i.e. a Big 5 accounting firm) certifying that no default was detected during the examination of the Borrower;

D. consolidated financial projections for the Borrower for the following fiscal year (including market-by-market forecasts) prepared on a monthly basis within 30 days of the end of each fiscal year;

E.     construction  budgets  and  progress reports related to system buildouts;
and

F. such other information respecting the Borrower as either Agent or the Majority Lenders may reasonably request.

Documentation:     The  Lenders' commitments will be subject to the negotiation,
-------------
execution and delivery of definitive documentation customary for a financing of this nature (including credit agreement, related security documentation, guaranties, etc.) consistent with the terms of this proposal, in each case prepared by counsel to the Agents and satisfactory to the Lenders. Documentation shall contain expense and indemnification provisions for the benefit of the Agent and the Lenders customary for transactions of this type.

Conditions
----------
Precedent  to  Closing:     In addition to conditions precedent typical for such
----------------------
credit facilities, as well as any additional ones appropriate in the context of the transactions contemplated hereby, the following conditions shall apply:

(1) The completion of credit work, including satisfactory due diligence, as required by the Agents and the Lenders (including, without limitation, review of the PACS technology and feasibility of constructing and operating such a system in the Indiana Markets).

(2) The absence of any material adverse change in the condition, operations, assets, business, properties or prospects of the Borrower.

(3) The absence of any material adverse change to the capital or syndications markets.

(4) Evidence satisfactory to the Agents that at least $50,000,000 of new equity contributions (the "Initial Equity Contribution") have been committed to the Borrower (and at least $25,000,000 has been contributed in cash to the Borrower at the Closing Date and $45,000,000 has been contributed in cash by the Initial Milestone Date) in a form acceptable to the Agent. Evidence satisfactory the Agent that any equity committed but not contributed in cash at the Closing Date can be accessed by the Borrower as needed at any time after the Closing
Date  and  can  be unconditionally called upon in a default or Event of Default.

(5) Agent satisfaction with all the terms and conditions of the Hughes Guarantee including provisions outlining the method of repayment of the Hughes Tranche in a default or Event of Default.

(6) Agent satisfaction with the buildout schedule for the Indiana Markets and capital expenditure budgets for both Hughes related and other capital expenditures.

(7) Agent satisfaction with the Master Contract between Hughes and the Borrower, including, but not limited to, amounts to be guaranteed by Hughes under the Hughes Guarantee, payment schedules by the Borrower to Hughes, capital expenditure budgets, performance guarantees and penalties and repayments in the event of delays or non-performance by Hughes (including provisions for the repayment of borrowings under the Hughes and Non-Hughes Tranches to the extent used to fund Hughes related capital expenditures). Agent satisfaction with contracts between the Borrower and other equipment vendors, including, but not limited to, agreements with Acer Corporation, Siemens Corporation, Deutsche Telekom, American Electrical Power and Spectrum Telecommunications Services.
     (8)     Corporate  structure  acceptable  to  the  Agent.
     (9)     The  accuracy  of  representations  and  warranties.

(10) The negotiation and execution of loan documents, including the credit agreement, guaranties, security agreements, officer's certificates, and legal opinions in form and substance acceptable to the Agents, the Borrower and their respective counsel.

(11) The Agents will have received all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby and by the bank fee letter, payable to the Lenders or the Agents or payable in connection with the transactions contemplated hereby shall have been paid to the extent due.

(12)     Other  conditions  precedent customary for transactions of this nature.

(13) A Chief Financial Officer satisfactory to the Agent shall have been hired on terms and conditions satisfactory to Paribas.

Events  of  Default:     Customary  Events  of  Default,  including,  without
-------------------
limitation: failure to pay principal, interest or any other amount payable under
---------
the loan documentation when due; outstanding under the Non-Hughes Tranche exceed amounts available under the Borrowing Base; the Initial Milestones have not been achieved within the specified time frames; failure to perform or observe any negative or affirmative covenant or any condition of the credit agreement; any default or non-performance under the Hughes Guarantee; bankruptcy, insolvency, material judgements against the Borrower or its subsidiaries, or similar events; certain ERISA events; incorrect representations and warranties; a change of control of the Borrower in a manner to be determined; invalidity of any security document; termination or material modification in the Master Contract agreement between Hughes and the Borrower; Default by the Borrower or Hughes under the Hughes Master Contract; Termination or loss by the Borrower of any FCC licenses for the Indiana Markets or the failure of the Borrower to maintain other material licenses, regulatory approvals or permits to operate the Indiana Markets; Failure to maintain functionality of any Indiana System that has achieved System Turn-On for a population coverage of at least 60% of Total POPs in such market for more than 15 days.

Majority  Lenders:     Lenders  holding  66-2/3%  of  aggregate  commitments and
loans.

Interest  Rate
Protection: The Borrower will agree to fix the rate on at least 50% of the Credit Facilities (when total borrowings on a combined basis for both the Hughes Tranche and Non-Hughes Tranche reaches $20,000,000, and for every $20,000,000 increase in borrowings thereafter) at a rate to be determined within 60 days from the such borrowings for a period to be determined.

Miscellaneous:     The  loan  documentation  shall  include standard protections
(including compliance with risk-based capital guidelines, increased costs, payments free and clear of withholding taxes and interest period breakage indemnities), Eurodollar illegality and similar provisions.

Amendments  and
Waivers With the consent of the Agent and the Required Lenders, provided that amendments or waivers relating to interest rates, fees, repayment amounts and dates, and releases of any Guarantor or any part of the Security shall require the consent of all Lenders.

Assignments  and
Participations Each Lender shall have the right to sell participations in the Facility and to assign all or part of the Facility to another lender, so long as no such sale is for an amount less than $5,000,000, subject to approval by the Borrower, such approval not to be unreasonably withheld. The Agent shall be paid a processing fee (by the other Lenders) of $3,500 in connection with each assignment.

Investment Rights: For committing to the Facility described herein, the Agent or any affiliate shall have the right, but not the obligation, to purchase up to $5 million of common stock (or as the case may be, preferred stock) of the Borrower on terms TBD. Such stock shall have customary shareholder rights including, but not limited to, information, liquidity (including registration, tag-along, piggyback and put rights) and board observation rights.

Governing  Law:     State  of  New  York

Expenses:     The  Borrower shall be responsible for and reimburse the Agent and any affiliates for all reasonable out of pocket costs, including, but not limited to, legal and documentation costs.

Definitions:     Closing  Date  shall  mean  the date that the Documentation (as previously described) shall have been executed, delivered and received by the Agent.

Covered POPs shall mean at any time the aggregate number of persons within a geographical area for which a PACS system owned and operated by the Borrower that has achieved System Turn-On.

EBITDA shall mean for the Borrower on a consolidated basis, for any period of calculation, net income plus (i) depreciation, (ii) amortization, (iii) income taxes, and (iv) interest expense (both cash and noncash); minus extraordinary gains.

Excess Cash Flow shall mean for any period of determination thereof, EBITDA less the sum of debt service (required or scheduled principal and interest payments with respect to Total Debt), capital expenditures, income taxes and changes in working capital.

Fixed Charges shall mean the sum of (i) capital expenditures, (ii) required or scheduled principal and interest payments with respect to Total Debt, and (iii) income taxes.

FCC Licenses shall mean the C, D and F Block Personal Communications Services ("PCS") licenses auctioned by the FCC for the Borrower's Indiana Markets and Non-Indiana Markets.

Indiana Debt shall mean total outstandings under the Non-Hughes Tranche plus FCC debt obligations for FCC Licenses for the Indiana Markets only (i.e. does not include debt guaranteed by Hughes under the Hughes Tranche and FCC debt obligations related to the Non-Indiana Markets)

Indiana Interest Expense shall mean for any period of calculation, interest expense and commitment fees related to Total Debt less interest expense related to FCC debt obligations for FCC Licenses for the Non-Indiana Markets only.

Indiana Markets shall mean the following cities in Indiana: South Bend, Elkhart, Michigan City, Lafayette, Kokomo, Marion, Indianapolis, Muncie, Terre Haute, Vincennes, Bloomington. Indiana Markets shall also include Danville, Illinois.

Market  Subscriber  EBITDA shall mean, for any period of calculation, the sum of
(i) EBITDA, and (ii) Subscriber Acquisition Costs, calculated at the market level (i.e. does not include corporate overhead expenses, but does include overhead expenses at the individual market level).

Non-Indiana Markets shall mean certain markets located in New York, Pennsylvania, Nebraska, and Mississippi, where the Borrower owns PCS licenses.

Qualified Market EBITDA shall mean, for any period of calculation, EBITDA calculated at the market level (i.e. does not include corporate overhead expenses, but does include overhead expenses at the individual market level) only for markets that have been in operation (i.e. have achieved System Turn-On) for at least 12 months.

     Qualified Paying Subscribers shall mean the lesser of (i) Total Subscribers and (ii) Total Service Revenues (see definitions) for the most recently ended month divided by $40.00.

Subscriber Acquisition Costs shall mean, for any period of calculation, the sum of (i) Net handset subsidies (i.e. handset costs less handset revenue earned),
(ii) Advertising and promotion expenses, (iii) Sales force expenses and commissions of any nature paid for the addition of subscribers, and (iv) Any other expense related solely to the acquisition or addition of subscribers less
(a)  activation,  connection  or  any  similar  fees  paid  by  subscribers.

System Turn-On shall mean the activation of the PACS system for full commercial deployment with coverage of the forecasted market area and Total POPs and completion to original specifications including, but not limited to, projected system capacity and wireline voice quality. In addition, handsets sold to customers must meet original specification and be available to customers for use with the PACS system.

Total Debt shall mean all indebtedness of the Borrower (i.e. includes outstandings under the Hughes Tranche, Non-Hughes Tranche, FCC debt obligations for all FCC Licenses and any other indebtedness).

Total Interest Expense shall mean, for any period of calculation, interest expense and commitment fees related to Total Debt.

Total Service Revenue shall mean revenue earned by the Borrower related to subscriber access fees, phone usage, enhanced services, long distance and other similar services (i.e. does not include revenue related to handset purchases and activation or similar fees).

Total POPs shall mean at any time the aggregate number of persons within a geographical area as estimated by a geographical or census report or survey acceptable to the Agent.

Total Subscribers shall mean the sum of subscribers to the Borrower's PACS service from whom the Borrower has received at least one payment for service in the previous 90 day period.

PARIBAS


21st  Century  Telesis,  Inc.
650  Town  Center  Drive,  Suite  1999
Costa  Mesa,  CA  92626

Attention:     Philip  J.  Chasmar
Executive  Vice  President


December  16,  1998

Re:     Fee  Letter  /21st  Century  Telesis,  Inc.  Senior  Secured  Financing


Gentlemen:

     Reference is made to the letter (the "Commitment Letter") concerning the financing of the transaction. Terms defined in the Commitment Letter shall have the same meaning when used herein.

     This letter will supplement the Commitment Letter by setting forth the arrangements relating to compensation for certain services rendered and to be rendered by Paribas. Paribas willingness to provide commitments pursuant to the Commitment Letter and to act as provided therein is subject to your acceptance and return of this letter as provided in the penultimate paragraph of this letter. You hereby acknowledge and represent that you are executing this letter to induce us to provide the commitments pursuant to the Commitment Letter and you will receive benefits as a result thereof.

     You hereby agree to pay to Paribas (or affiliates of Paribas designated by it) the following fees (each fee being non-refundable and being in addition to and not creditable against any other fee, including, without limitation, fees payable to Paribas (or such affiliates) pursuant to any other agreements or for acting in any other capacities, and each of which fees shall be retained and/or distributed by Paribas (or such affiliates) in such manner as Paribas (or such affiliates) shall determine in its (or their) sole discretion):

     1. A non-refundable financing fee equal to the remainder of (x) 2.50% of the total amount of the Senior Secured Financing (i.e., $100,000,000) less
(y) the $250,000 fee paid to Paribas pursuant to paragraph 4 of this letter, which fee shall be earned by, and payable to, Paribas on the Closing Date.

     2. If you, or any other person, group or entity controlled by or affiliated with you, incur any indebtedness for borrowed money the proceeds of which are used to effect the System Buildout, in any such case prior to October 16, 1999, without utilizing the Senior Secured Financing contemplated by the Commitment Letter, an additional non-refundable fee equal to
$500,000, which fee shall by payable to Paribas on the date any such transaction is effected.

     3. As an additional fee for the commitment provided by Paribas under the Commitment Letter, warrants (the "Warrants") in the amount, and subject to the terms set forth as follows:

10-year warrants representing 2.50% of the fully diluted equity of the Borrower (as defined in the Summary of Terms), at the the Closing Date, exercisable at various prices as described below, with prices to be based on the equity value of the Borrower following the Initial Equity Contribution (as defined in the Summary of Terms) (the "Post Money Value") as follows:

(i) The warrant percentage (i.e. the percentage of the fully diluted equity of the Borrower) with a nominal exercise price (the "Nominal Price Warrant Percentage") shall equal: (a) 1.00% for a Post Money Value less than or equal to $78,000,000; or (b) 1.00% plus (1.50% multiplied by (the Post Money Value minus $78,000,000) divided by ($250,000,000 minus $78,000,000)) for a Post Money Value greater than $78,000,000 and less than or equal to $250,000,000; or (c) 2.50% for a Post Money value greater than $250,000,000.

(ii) The warrant percentage (i.e. the percentage of the fully diluted equity of the Borrower) with an exercise price based on a $78,000,000 value for the Borrower (the "Base Price
Warrant Percentage") shall equal: (a) 1.50% for a Post Money Value equal to $78,000,000; or
(b) (2.50% minus the Nominal Price Warrant Percentage) divided by two for a Post Money
Value greater than $78,000,000; or (c) 0.00% for a Post Money Value less than $78,000,000.

(iii) The warrant percentage (i.e. the percentage of the fully diluted equity of the Borrower) with an exercise price based on the Post Money Value (the "Post Money Value Warrant Percentage") shall equal: (a) 0.00% for a Post Money Value equal to $78,000,000; or (b) (2.50% minus the Nominal Price Warrant Percentage) divided by two for a Post Money Value greater than $78,000,000; or (c) 1.50% for a Post Money Value less than $78,000,000.

(For example: Warrant percentage for a Post Money Value of $200,000,000 is as follows: (i)
Nominal Price Warrant Percentage = 1.00%   (1.50% x ($200,000,000 - $78,000,000)
/
($172,000,000))  =  2.06395%;  (ii)  Base  Price  Warrant  Percentage = (2.50% -
2.06395%)  /  2  =
0.2180%; (iii) Post Money Value Warrant Percentage = (2.50% - 2.06395%) / 2 = 0.2180%).

All warrants will have shareholder rights typical for a warrant including, but not limited to, anti-dilution protection, comprehensive information and access, registration rights, demand rights, piggyback rights, tag along rights, put rights and pre-emptive rights, all subject to satisfactory shareholder agreement.

     4. A non-refundable fee of $250,000, which fee shall be earned by, and payable to, Paribas on the date of execution and delivery of this letter.

     If you are in agreement with the foregoing, please sign and return to Paribas the enclosed copy of this letter no later than 5:00 P.M., New York time, on December 22, 1998. This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered, shall be an original, but all of which shall together constitute one and the same instrument. This letter and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York.

     You are not authorized to show or circulate this letter to any other person or entity (other than your legal advisors in connection with your evaluation hereof) without the prior written consent of Paribas (which consent shall not be unreasonably withheld or delayed). If this letter is not accepted by you as provided in the immediately preceding paragraph, you are directed to immediately return this letter (and any copies hereof) to the undersigned.

Sincerely,

PARIBAS



Name:     Salo  Aizenberg
Title:     Vice  President


Name:     Errol  Antzis
Title:     Managing  Director



Accepted  and  Agreed  to  this
____  day  of  December,  1998:

21ST  CENTURY  TELESIS,  INC.


By_Philip  J.  Chasmar

Name:  Philip  J.;  Chasmar
Title:  Executive  Vice  President

</TEXY>